UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material under §240.14a-12

Iterum Therapeutics plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 13, 2023

Dear Iterum Shareholder,

The annual general meeting of the shareholders (“AGM”) of Iterum Therapeutics plc (“Iterum”, “we”, “us” or “our”) is scheduled for May 3, 2023.

Our records indicate that we have not yet received your vote. Our board of directors unanimously recommends that you vote “FOR” the proposals outlined in the proxy statement that was previously sent to you (also available at www.proxyvote.com). In particular our board recommends that you vote FOR the approval of the pre-emption rights opt-out proposal (Proposal No. 5 set out in the proxy).

Overview of Proposal No. 5 – Pre-emption Rights Opt-Out

When an Irish company wants to issue its ordinary shares for cash, it must first offer those shares on the same or more favorable terms to its existing shareholders. This is commonly referred to as the statutory pre-emption right. However, it is both possible and common for Irish companies to obtain a waiver of this statutory pre-emption right from shareholders. Under Irish law, the authority to opt-out of the statutory pre-emption right can be granted by shareholders for a maximum period of five years, at which point a new waiver must be obtained from shareholders. Our Constitution currently authorizes our board of directors (“board”) to issue new shares for cash, up to a maximum of our existing authorized but unissued share capital, without first offering them to existing shareholders, thereby opting out of the statutory pre-emption right.

Proposal No. 5 provides that for a period expiring five years from the date of the approval of Proposal No. 5, our board would be empowered to issue shares for cash pursuant to the authority conferred by the directors’ allotment authority proposal (Proposal No. 4) (if approved) up to the authorized but unissued share capital of the Company as increased by the authorized share capital increase proposal (Proposal No. 3) (if approved) on the basis that statutory pre-emption rights under the Irish Companies Act 2014 will not apply to such issuances.

Opting-out of the statutory pre-emption right is required as a matter of Irish law and is not otherwise required for U.S. incorporated, Nasdaq-listed companies with which we compete (both strategically and for capital). Approval of the proposal would merely place us on par with other Nasdaq-listed companies, while failure to approve the proposal would put us at a distinct competitive disadvantage. If Proposal No. 5 is approved, we will continue to be subject to all the shareholder approval and other requirements for the protection of shareholders that arise from our ordinary shares being listed on The Nasdaq Capital Market and our being a U.S. domestic reporting company under SEC rules.

Consequences if the Proposal is Not Approved

If our shareholders do not approve Proposal No. 5, our board’s currently existing authority to opt out of the statutory pre-emption right up to the amount of the Company’s currently existing authorized (being 20,000,000 ordinary shares and 100,000,000 preferred shares) but unissued share capital will continue to apply until January 26, 2026. This would limit us to issuing 4,171,366 ordinary shares on a non-preemptive basis based on the amount of authorized ordinary shares unissued or unreserved and therefore available for issuance as of February 28, 2023. This would mean that, for any additional authorized but unissued shares created under the authorized share capital increase proposal (Proposal No. 3) that we may propose to issue for cash, we would generally first have to offer those shares to all of our existing shareholders on a pro-rata basis on the same or more favorable terms. As a result of this limitation, in any potential future capital raising transaction where we propose to issue shares (including rights to acquire shares) for cash consideration, we would be required to engage in a time-consuming pro-rata rights offering, which would disadvantage us vis-à-vis many of our peers in competing for capital, would significantly encumber the capital-raising process, would significantly increase our costs, and would significantly increase the timetable for completing such a cash financing transaction, thus potentially limiting our ability to advance the development of our product candidates and otherwise achieve strategic goals that we believe are in the best interests of our shareholders. It is critical that our board and management have the ability to efficiently and cost-effectively access the capital markets, including by capitalizing on what can be narrow opportunistic market windows and avoiding unnecessary costs, delays and uncertainties.

For the reasons set forth above, and in further detail in our proxy statement, we request that our shareholders vote FOR the approval of the pre-emption rights opt-out proposal.

REMEMBER: Your vote is important, no matter how large or small your holdings may be. Please take a moment to vote your shares “FOR” each of the proposals set out in the proxy, including Proposal No. 5. Votes must be received no later than 11:59 p.m. ET on May 2, 2023.

Please refer to the enclosed voting instruction form to vote today by internet, telephone, or mail. Thank you in advance for your support of Iterum and your consideration of this extremely important matter. If you have any questions about the proposal or about how to vote your shares can contact us by email to IR@iterumtx.com, or by calling +353 1 9038354.

Very truly yours,

Corey N. Fishman

President and Chief Executive Officer

Cautionary Note Regarding Forward-Looking Statements

Any statements in this letter about future expectations, plans and prospects for Iterum Therapeutics plc, including but not limited to statements about the ability to raise additional capital in the future, the impact that the statutory pre-emption right would have on Iterum’s ability to advance the development of its product candidates and otherwise achieve its strategic goals and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including uncertainties regarding the solicitation of proxies, general market conditions, Iterum’s ability to raise additional capital and such other important factors as are set forth in Iterum’s Annual Report on Form 10-K for the year ended December 31, 2022 and its other filings on file with the Securities Exchange Commission. Forward-looking statements represent Iterum’s beliefs and assumptions only as of the date of this letter. Except as required by law, Iterum assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.